UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 9, 2006
VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (800)-VISTEON
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01. Entry into a Material Definitive Agreement.
     The information set forth under Item 2.03 below is incorporated herein by reference.
SECTION 2 — FINANCIAL INFORMATION
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On January 9, 2006, Visteon Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Restated Credit Agreement’) with a syndicate of financial institutions, including JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent, which amends and restates the Company’s Amended and Restated Five-Year Revolving Loan Credit Agreement dated as of June 24, 2005. The Restated Credit Agreement provides for the availability of an additional $350 million secured term loan. The Company borrowed the full $350 million upon closing, which will be used for general corporate purposes and to repay approximately $150 million of existing borrowings under the Restated Credit Agreement. This borrowing will bear interest at a Eurocurrency rate plus 4.5% and will mature on June 20, 2007
     On January 9, 2006, the Company also entered into a First Amendment (the “Amendment”) to its Amended and Restated Five-Year Term Loan Credit Agreement, dated as of June 24, 2005, to conform certain provisions of such agreement to the modified provisions of the Restated Credit Agreement. The Company’s short-term Credit Agreement, dated June 24, 2005, expired pursuant to its terms on December 15, 2005.
     The Restated Credit Agreement and Amendment modify the financial covenants based on consolidated leverage ratios, which are tested at each quarter-end using the ratio of (a) Consolidated Total Debt to (b) Consolidated EBITDA (each as defined in the respective agreement). The above mentioned ratio cannot exceed 4.75 to 1 for the quarter ended December 31, 2005, 4.75 to 1 for the quarter ended March 31, 2006, 5.25 to 1 for the quarter ended June 30, 2006, 4.25 to 1 for the quarter ended September 30, 2006, 3.00 to 1 for the quarter ended December 31, 2006, 2.75 to 1 for the quarter ended March 31, 2007, and 2.50 to 1 for the quarter ended June 30, 2007. Otherwise, the Restated Credit Agreement and Amendment make several minor changes to align with the Company’s business improvement initiatives.
     The foregoing descriptions of the Restated Credit Agreement and the Amendment are qualified in their entirety by reference to the text of the respective documents, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K. The Company’s press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     Some of the financial institutions party to the Restated Credit Agreement and the Amendment and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, trustee and other financial advisory services in the ordinary course of business for the Company and its subsidiaries for which they have received, and will receive, customary fees and commissions. In particular, several of the banks participating in the Restated Credit Agreement and the Amendment, or their affiliates, also participated in the Company’s 2004 issuance of $450,000,000 in ten year, unsecured notes and the partial tender offer for certain public notes. In addition, an affiliate of JPMorgan Chase Bank, N.A. provided advisory services in connection with certain transactions with Ford Motor Company.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

10.1	Second Amended and Restated Credit Agreement, dated as of January 9, 2006, among the Company, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent.

10.2	First Amendment, dated as of January 9, 2006, to the Amended and Restated Five-Year Term Loan Credit Agreement, dated as of June 24, 2005, among the Company, Oasis Holdings Statutory Trust, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent.

99.1	Press release dated January 9, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION
Date: January 13, 2006	By:	/s/ John Donofrio
John Donofrio
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Page
10.1	Second Amended and Restated Credit Agreement, dated as of January 9, 2006, among Visteon Corporation, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent.

10.2	First Amendment, dated as of January 9, 2006, to the Amended and Restated Five-Year Term Loan Credit Agreement, dated as of June 24, 2005, among Visteon Corporation, Oasis Holdings Statutory Trust, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent.

99.1	Press Release dated January 9, 2006.